The Smith & Wollensky Restaurant Group, Inc.
880 Third Avenue
New York, New York 10022

February 26, 2007

St. James Associates, L.P.
c/o Levi Company
85 Larchmont Avenue
Larchmont, New York 10538

Amended and Restated Sale and License Agreement
dated as of the 1st day of January, 2006, by and
between St. James Associates, L.P., as Licensor,
and The Smith & Wollensky Restaurant Group, Inc.,
as Licensee, (the “License Agreement”)

Gentlemen:

           This letter is written for the purpose of resolving a disagreement concerning the liability of The Smith & Wollensky Restaurant Group, Inc. (“SWRG”) pursuant to License Agreement to make Royalty Payments with respect to the Restaurant Sales and Non-Restaurant Sales made at the “Quality Meats” restaurant operated by SWRG since April 1, 2006. Accordingly, it is agreed as follows:

                     1.        All terms, the initial letters of which are capitalized and not otherwise defined in this letter agreement shall have the meanings set forth in the License Agreement.

                     2.        SWRG acknowledges that Quality Meats is a steakhouse and that Licensor is, in accordance with paragraph 5.b. of the License Agreement, owed an annual Percentage Royalty of one (1%) on all Restaurant Sales and Non-Restaurant Sales of Quality Meats beginning April 1, 2006.

                     3.        Annexed hereto as Schedule 1 is a statement which SWRG warrants and represents shows, on a monthly basis, all Restaurant Sales and Non-Restaurant Sales made at the “Quality Meats” restaurant for the period April 1, 2006 through and including January 31, 2007, which total $6,554,562. Delivered herewith to Licensor is a check from SWRG payable to Licensor in the amount of $65,546, or one (1%) of all such Restaurant Sales and Non-Restaurant Sales. Licensor acknowledges receipt of said check, subject to collection. Commencing on the 15th day of March, 2007 and on the 15th day of each month thereafter, SWRG will continue to pay to Licensor a Percentage Royalty payment of one (1%) of all Restaurant Sales and Non-Restaurant Sales made at the “Quality Meats” restaurant for the prior month.

                     4.        In the event that the entire business of SWRG is sold (the “Sale”), and, as part of that Sale the ownership of Quality Meats, on and after the closing of such Sale neither SWRG not any Affiliate of SWRG has any direct or indirect interest in the “Quality Meats” restaurant, Stillman may, by written notice to Licensor, elect to terminate this agreement effective on the last day of the month in which the Sale occurs; provided, however, such notice of election shall not be effective unless on the 15th day of the following month (a) all unpaid Percentage Royalty payments which are due with respect to Restaurant Sales and Non-Restaurant Sales made at the “Quality Meats” restaurant through and including the effective date of the notice of termination are paid to Licensor and (b) such payment is accompanied by supporting data establishing the Restaurant Sales and Non-Restaurant Sales for which such Percentage Royalty payment is being made.

                     5.        SWRG warrants and represents to Licensee that the provisions of this agreement have been discussed with all members of the board of directors of SWRG.

                     6.        This agreement shall be binding upon the parties and their respective heirs, successors and assigns. It may not be modified except by an instrument in writing signed by Licensor and Licensee. It may be signed in one or more counterparts, each of which shall be considered an original and the same instrument.

[Balance of Page Intentionally Left Blank]

           If the above accurately reflects our understanding as to the subject matter thereof, please so indicate by signing the enclosed copy of this letter and returning the same to the undersigned.

Sincerely yours,
The Smith & Wollensky Restaurant Group, Inc.
By:______________________ , President

The foregoing is agreed to:

St James Associates, L.P.

By:  Chamblair Realty, Inc.,
        General Partner

      By:__________________________
                Thomas J. Malmud, President

By:  Smith & Wollensky Operating Corp.,
General Partner

      By:__________________________
                Alan N. Stillman, President

The undersigned, Alan N. Stillman, hereby agrees
that he will cause Quality Meats to make all
payments due hereunder which are not made by
SWRG, including, without limitation, any
payments payable after the Sale.

__________________________
       Alan N. Stillman

Schedule 1
Restaurant Sales and Non-Restaurant Sales-Quality Meats

Apr-06 May-06 Jun-06 Jul-06 Aug-06 Sep-06 Oct-06 Nov-06 Dec-06 Jan-07 TOTAL	$ $ $ $ $ $ $ $ $ $ $	221,025 449,317 617,855 486,783 493,052 748,194 771,185 801,330 1,190,880 774,942 6,554,563